Exhibit (a)(5)(S)

Nano Dimension Increases Special Tender Offer Price for Stratasys Shares to $20.05 per Share In Cash

Extends Offer Period To July 24th, 2023

Reiterates Record Preliminary Q1/2023 Results (To be announced on June 29th, 2023):

•        43% YoY Revenue Growth

•        50% Organic Revenue Growth since Q3/2022

•        22% YoY Gross Margin Growth from 37% in Q1/2022 to 45% in Q1/20231

Nano’s Special Tender Offer Remains Stratasys Shareholders’ Only Alternative That Guarantees Near-Term Cash at a Compelling Value Premium

Stratasys Shareholders Have Until 5:00 p.m. New York Time on July 24th, 2023, to Tender Shares to Nano

To Learn More About Nano’s Vision for Stratasys, As Well As
Details of Its Special Tender Offer for SSYS Shares, Visit www.StratasysValueNow.com

Contact Georgeson Toll-Free at (877) 668-1646 for Information on How to Tender

Waltham, Mass., June 27, 2023 (GLOBE NEWSWIRE) --  Nano Dimension Ltd. (Nasdaq: NNDM, “Nano Dimension” or the “Company”), a leading supplier of Additively Manufactured Electronics (“AME”) and multi-dimensional polymer, metal & ceramic Additive Manufacturing (“AM”) 3D printers, today announced it has increased the offer price of its special tender offer (the “Offer”) from $18.00 to $20.05 per share in cash, less any required withholding taxes and without interest, extended the offer period and changed the percentage of Stratasys shares being sought in the Offer from between 38.8% and 40.8% to between 31.9% and 36.9% of the outstanding ordinary shares of Stratasys Ltd. (Nasdaq: SSYS) (“Stratasys”).

The increased price represents a premium to all relevant Stratasys historical trading levels, including a 54.4% premium to the unaffected 60-day VWAP as of March 3rd, 2023. Nano’s special tender offer remains the only alternative available to Stratasys shareholders that provides certain, near-term cash at a compelling premium and provides the quickest path for Stratasys shareholders to realize premium value.

The offer period has been extended until 5:00 p.m. New York Time on July 24th, 2023 (unless further extended or earlier terminated) to provide shareholders with the opportunity to evaluate the increased Offer and tender shares, as well as to facilitate the ongoing review by the Committee on Foreign Investment in the United States, which has been delayed, due to Stratasys’ lack of responsiveness in providing requisite information, and to allow for the completion of the regulatory review process under the Hart-Scott-Rodino Act. The offer period was previously scheduled to expire at 11:59 p.m. New York Time on Monday, June 26th, 2023.

The successful completion of the special tender offer would increase Nano Dimension’s beneficial ownership of Stratasys to between 46% and 51% of the outstanding ordinary shares of Stratasys, inclusive of the approximately 14.1% of Stratasys’ outstanding ordinary shares that Nano Dimension currently owns.

Nano Dimension’s Record Preliminary Quarterly Results

Nano also reiterated its previously announced preview of its financial results for the quarter ended March 31st, 2023 (“Q1/2023”), which are scheduled to be announced before market opens on Thursday, June 29th, 2023.

On a preliminary basis, Nano Dimension reported unaudited approximate consolidated for Q1/2023:

•        Revenues of $14.97 million

•        43% increase over Q1/2022.

•        24% increase over Q4/2022.

•        Gross Profit increased 556% YoY to $6.6 million.

•        Gross Margin increased 22% YoY: from 37% in Q1/2022 to 45%2.

The above information reflects preliminary estimates with respect to certain results of Nano Dimension for the quarter ended March 31st, 2023, based on currently available information. The final first quarter results may vary from the preliminary estimates.

Additional Special Tender Offer Information

Shareholders who have validly tendered and not properly withdrawn their shares do not need to re-tender their shares or take any other action in response to extension of the Offer. Shareholders who have not yet tendered their shares or filed a notice of objection will be given the opportunity to do so in the same manner and under the same terms and conditions as set out in the Offer.

Based on information provided by Computershare Trust Company, N.A., the depositary for the tender offer, as of 11:59 p.m., New York time, on June 26th, 2023, 4,874,887 Stratasys shares had been validly tendered and not properly withdrawn pursuant to the Offer, and approximately 899,973 Stratasys shares had been tendered pursuant to Notices of Guaranteed Delivery.

Nano Dimension will amend its tender offer statement on Schedule TO filed with the Securities and Exchange Commission (the “SEC”) and will disseminate a supplement to the offer to purchase to Stratasys shareholders.

LEARN MORE ABOUT NANO DIMENSION, ITS STRATEGY AND VISION, INCULDING ITS SPECIAL TENDER OFFER FOR STRATASYS AT WWW.STRATASYSVALUENOW.COM

FOR INFORMATION ON HOW TO TENDER STRATASYS SHARES, CALL GEORGESON, THE INFORMATION AGENT FOR THE SPECIAL TENDER OFFER, TOLL-FREE AT (877) 668-1646

Important Information About the Special Tender Offer

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Stratasys or any other securities, nor is it a substitute for the tender offer materials described herein. A tender offer statement on Schedule TO, including an offer to purchase, a related letter of transmittal and other tender offer documents, was filed with the SEC by Nano Dimension on May 25th, 2023, as subsequently amended, and supplemented. Stratasys filed with the SEC a solicitation/recommendation statement on Schedule 14D-9, as required by the tender offer rules, on May 30th, 2023, as subsequently amended.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED AND SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the offer to purchase as amended and supplemented, the related letter of transmittal, certain other tender offer documents and the solicitation/recommendation Statement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson LLC, the information agent for the tender offer, named in the tender offer statement. In addition, Stratasys files annual reports, interim financial statements and other information, and Nano Dimension files annual reports, interim financial statements and other information with the SEC, which are available to the public at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stratasys may be obtained at no charge on the investor relations page of Stratasys’ website at www.stratasys.com. Copies of the documents filed with the SEC by Nano Dimension may be obtained at no charge on the investor relations page of Nano Dimension’s website at www.nano-di.com.

About Nano Dimension

Nano Dimension’s (Nasdaq: NNDM) vision is to transform existing electronics and mechanical manufacturing into Industry 4.0 environmentally friendly & economically efficient precision additive electronics and manufacturing — by delivering solutions that convert digital designs to electronic or mechanical devices — on demand, anytime, anywhere.

Nano Dimension’s strategy is driven by the application of deep learning-based AI to drive improvements in manufacturing capabilities by using self-learning & self-improving systems, along with the management of a distributed manufacturing network via the cloud.

Nano Dimension serves over 2,000 customers across vertical target markets such as aerospace & defense, advanced automotive, high-tech industrial, specialty medical technology, R&D and academia. The company designs and makes Additive Electronics and Additive Manufacturing 3D printing machines and consumable materials. Additive Electronics are manufacturing machines that enable the design and development of High-Performance-Electronic-Devices (Hi-PED®s). Additive Manufacturing includes manufacturing solutions for production of metal, ceramic, and specialty polymers-based applications — from millimeters to several centimeters in size with micron precision.

Through the integration of its portfolio of products, Nano Dimension is offering the advantages of rapid prototyping, high-mix-low-volume production, IP security, minimal environmental footprint, and design-for-manufacturing capabilities, which is all unleashed with the limitless possibilities of additive manufacturing. For more information, please visit www.nano-di.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, Nano Dimension is using forward-looking statements in this press release when it discusses its unaudited approximate consolidated revenues for the quarter ended March 31st, 2023, the potential benefits and advantages of the special tender offer, the expiration time and date for the special tender offer, and the comparative benefits of the Company’s tender offer weighed against the alternative transactions offered to Stratasys shareholders by third parties. Because such statements deal with future events and are based on Nano Dimension’s current expectations, they are subject to various risks and uncertainties. The completion of the special tender offer would be subject to certain conditions as described in the tender offer materials, including the offer to purchase, a related letter of transmittal and other tender offer documents. Actual results, performance, or achievements of Nano Dimension could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including those discussed under the heading “Risk Factors” in Nano Dimension’s annual report on Form 20-F filed with the SEC on March 30, 2023, and in any subsequent filings with the SEC. Except as otherwise required by law, Nano Dimension undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Nano Dimension is not responsible for the contents of third-party websites.

NANO DIMENSION INVESTOR RELATIONS CONTACT
Investor Relations | ir@nano-di.com

NANO DIMENSION MEDIA CONTACTS
Kal Goldberg / Bryan Locke / Kelsey Markovich | NanoDimension@fgsglobal.com

____________

1        Excluding cost of revenues from write-down of inventories and impairment and amortization of assets recognized in business combination and technology.

2        Excluding cost of revenues from write-down of inventories and impairment and amortization of assets recognized in business combination and technology.